UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 24, 2008

RAINMAKER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-28009	33-0442860
(Commission File Number)	(IRS Employer Identification No.)

900 East Hamilton Ave. Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

(408) 626-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On September 24, 2008, Rainmaker Systems (Canada) Ltd., a wholly-owned subsidiary of Rainmaker Systems, Inc., a Delaware corporation (“Rainmaker”), entered into a lease agreement with 2748134 Canada Inc., a Canadian corporation. Under the terms of the lease agreement, Rainmaker will lease approximately 20,000 square feet of space in the building known as 9300 Trans-Canada Highway, in the Borough of St-Laurent, City of Montreal (the “Leased Premises”). Rainmaker will move its current Canadian operations to this new location which is within the City of Montreal and provides more access to employees allowing for more growth. Rainmaker has notified its current landlord that it will terminate its existing lease at the end of January 2009. The current lease provides for termination with 120 days notice which Rainmaker has duly provided on October 1, 2008.

The new lease will have a minimum term of 3 years commencing on or about January 1, 2009, subject to finish-out of the Leased Premises. Annual gross rent will be $400,000 Canadian dollars for the initial 3 year term. Additionally, Rainmaker will be responsible for its proportionate share of utilities, taxes and other common area maintenance charges during the lease term.

A copy of the lease agreement is filed herewith as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Lease Agreement dated as of September 24, 2008, by and among Rainmaker Systems (Canada) Ltd. as Tenant and 2748134 Canada Inc. as Landlord.

SIGNATURES*

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINMAKER SYSTEMS, INC.
(Registrant)

October 7, 2008	/s/ Steve Valenzuela
Date	(Signature)

	By:	Steve Valenzuela
	Title:	Chief Financial Officer